Exhibit 99.1

WAUSAU PAPER ANNOUNCES FOURTH-QUARTER AND

YEAR-END FINANCIAL RESULTS

MOSINEE, WI – February 4 – (Business Wire) – Wausau Paper (NYSE:WPP) today reported a net loss for the fourth quarter of $27.6 million, or $0.55 per share, compared with net earnings of $7.3 million, or $0.14 per share, in the year-earlier period.  Net sales increased 1 percent to a record $304.5 million, while shipments decreased 5 percent to 218,000 tons.

Fourth-quarter results include an after-tax charge of $28.8 million, or $0.58 per share, relating to the December 2007 closure of Printing & Writing’s paper mill in Groveton, NH; timberland sales gains of $2.0 million, or $0.04 per share; stock incentive credits of $0.6 million, or $0.01 per share; and one-time state tax benefits of $1.2 million, or $0.02 per share.  Prior-year fourth-quarter results included after-tax timberland sales gains of $4.9 million, or $0.10 per share, and stock incentive charges of $0.5 million, or $0.01 per share.

For the full-year 2007, Wausau Paper reported a net loss of $1.8 million, or $0.04 per share, compared with net earnings of $17.6 million, or $0.34 per share, in 2006.  In addition to after-tax Groveton mill closure charges of $28.8 million, or $0.57 per share, 2007 results included after-tax timberland sales gains of $6.0 million, or $0.12 per share; one-time state tax benefits of $13.3 million, or $0.26 per share, primarily related to the January 1, 2007, restructuring of the company’s subsidiaries; and stock incentive credits of $1.2 million, or $0.02 per share.  Year-earlier results included after-tax timberland sales gains of $10.8 million, or $0.21 per share, and stock incentive charges of $1.8 million, or $0.04 per share. Net sales increased 4 percent in 2007 to $1.24 billion while shipments decreased fractionally to 917,000 tons.

“Net sales reached record levels in 2007, exceeding $1.2 billion for the first time in company history despite flat-to-declining demand in several of our markets,” said Thomas J. Howatt, president and CEO.  “In addition, meaningful progress was evident in several other critical areas.  For example, sales gains from products developed within the previous three years exceeded our corporate goal of 25 percent by three percentage points, and production efficiencies improved for the seventh consecutive year.  Despite this progress, fourth-quarter and full year results were disappointing as weakening demand, influenced by a slowing U.S. economy, and fiber cost increases adversely affected earnings.”

Mr. Howatt continued, “During the fourth quarter we announced a three-part recovery plan to improve profitability in our Printing & Writing business and sold the unprofitable roll-wrap portion of our Specialty Products unit.  These significant actions address underperforming portions of our business and reflect our commitment and determination to take the necessary steps to reestablish acceptable earnings.”

The Specialty Products business reported a fourth-quarter operating loss of $2.7 million compared with an operating loss of $0.1 million last year.  Net sales increased 1 percent as shipments declined 6 percent.  “Fourth-quarter results were negatively impacted by increased fiber costs, weakness in demand for products sold into the housing and industrial sectors of the U.S. economy, and losses from the non-core roll wrap portion of this business,” Mr. Howatt stated.  “Despite market and cost pressures, our focus on strategic markets and product innovation continued to deliver meaningful progress as evidenced by growth in specialized portions of the food service packaging and release liner markets.  In addition, the sale of the unprofitable roll-wrap business will allow us to focus on core products that drive enhanced product mix and profitability.”

Printing & Writing reported a fourth-quarter operating loss of $52.0 million compared with a loss of $1.8 million last year while net sales and shipments declined 5 percent and 9 percent, respectively.  Fourth-quarter results included pre-tax Groveton mill closure charges of $45.9 million, consisting primarily of non-cash charges related to depreciation of long-lived assets.  “Although uncoated freesheet demand declined more than 3 percent in 2007, recent moves to rationalize capacity across the industry have resulted in broadly supported price increases in early 2008,” said Mr. Howatt.  “However, it is the execution of our three-part recovery plan that will drive long-term results.  This plan, which includes the permanent closure of the Groveton mill, a sales and marketing effort that is focused on core products and brands, and select investment in cost reduction and capability enhancement opportunities, is expected to return this business unit to profitable levels later in 2008.”

Towel & Tissue’s fourth-quarter operating profits of $10.9 million compare to record profits of $12.5 million in the year-ago period.  Net sales and shipments increased 11 percent and 7 percent, respectively.  “While rapid input cost increases impacted operating margins in 2007, Towel & Tissue growth continues to outperform the ‘away-from-home’ market as shipments of higher-margin value-added products increased 14 percent despite nearly flat market demand.  This growth is driven by innovative, value-added products such as our environmentally preferable DublNature® Green Seal™ certified products introduced in 2007,” said Mr. Howatt.  “The ‘away-from-home’ market remains in reasonable balance and, with wastepaper cost increases affecting most producers, first-quarter 2008 price increases have been announced across the industry.  At the same time, we are expanding towel capacity and reducing manufacturing costs through a $31 million rebuild of a toweling machine in Middletown, Ohio.”

The company sold approximately 1,800 acres of timberlands in the fourth quarter, continuing progress on its program to sell 42,000 acres of non-strategic timberlands. A total of 22,000 acres remains in the sales program.  Also during the fourth quarter the company repurchased 521,000 shares of common stock at a cost of $4.9 million, and has approximately 543,000 shares remaining under a previous board authorization.

Commenting on the outlook for the first quarter of 2008, Mr. Howatt said, “Fiber prices continue to rise for all three businesses and signs of further economic weakness in the domestic economy add uncertainty to near-term demand.  While execution of Printing & Writing’s profit recovery plan will provide modest benefit in the first quarter, its impact is expected to build over the balance of the year.  Meanwhile, our Towel & Tissue unit continues to outperform the market, and corrective measures in response to product specific economic weakness at our Specialty Products business are underway.  As a result, we expect near-breakeven results in the first quarter, excluding timberland sales gains, charges associated with the closure of the Groveton mill and the impact of stock incentives.”

Wausau Paper’s fourth-quarter conference call is scheduled for 11:00 a.m. Eastern Time on Tuesday, February 5, and can be accessed through the company’s Web site at http://www.wausaupaper.com under “Investor Information.”  A replay of the webcast will be available at the same site through February 12.

About Wausau Paper:

Wausau Paper, with record revenues of more than $1.2 billion in fiscal 2007, produces and markets fine printing and writing papers, technical specialty papers, and “away-from-home” towel and tissue products.  To learn more about Wausau Paper visit:  http://www.wausaupaper.com.

Green Seal™ is a trademark of Green Seal, Inc., in Washington D.C., and is used by permission.

Safe Harbor under the Private Securities Litigation Reform Act of 1995:  The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2006.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Wausau Paper
Interim Report – Quarter Ended December 31, 2007

(in thousands, except per share amounts)
Condensed Consolidated Statements of Operations	Three Months		Twelve Months
	Ended December 31,
	(unaudited)		Ended December 31,
			2007
	2007	2006	(unaudited)	2006
Net sales	$ 304,468	$ 300,530	$ 1,240,438	$ 1,188,178
Cost of sales	319,886	266,194	1,162,739	1,065,760
Gross profit (loss)	(15,418)	34,336	77,699	122,418
Selling & administrative expenses	20,949	20,216	84,199	82,695
Restructuring	7,267	–	7,267	226
Operating profit (loss)	(43,634)	14,120	(13,767)	39,497
Interest expense	(2,562)	(2,756)	(11,080)	(11,252)
Other income, net	226	414	793	624
Earnings (loss) before income taxes and
cumulative effect of a change in accounting principle	(45,970)	11,778	(24,054)	28,869
Provision (credit) for income taxes	(18,348)	4,499	(22,229)	10,823
Earnings (loss) before cumulative effect
of a change in accounting principle	(27,622)	7,279	(1,825)	18,046
Cumulative effect of a change in accounting
principle (net of income taxes)	–	–	–	(427)
Net earnings (loss)	$ (27,622)	$ 7,279	$ (1,825)	$ 17,619

Earnings (loss) per share before cumulative effect
of a change in accounting principle – basic	$ (0.55)	$ 0.14	$ (0.04)	$ 0.36
Cumulative effect of a change in accounting
principle (net of income taxes)	–	–	–	(0.01)
Net earnings (loss) per share – basic	$ (0.55)	$ 0.14	$ (0.04)	$ 0.35
Weighted average shares outstanding – basic	50,038	50,771	50,477	50,935

Earnings (loss) per share before cumulative effect
of a change in accounting principle - diluted	$ (0.55)	$ 0.14	$ (0.04)	$ 0.35
Cumulative effect of a change in accounting
principle (net of income taxes)	–	–	–	(0.01)
Net earnings (loss) per share – diluted	$ (0.55)	$ 0.14	$ (0.04)	$ 0.34
Weighted average shares outstanding – diluted	50,038	51,153	50,477	51,249

Condensed Consolidated Balance Sheets	December 31,	December 31,
	2007 (unaudited)	2006
Current assets	$ 273,864	$ 294,247
Property, plant, and equipment, net	413,296	468,372
Other assets	56,551	36,495
Total Assets	$ 743,711	$ 799,114

Current liabilities	$ 160,914	$ 155,182
Long-term debt	139,358	160,287
Other liabilities	162,524	209,571
Stockholders’ equity	280,915	274,074
Total Liabilities and Stockholders’ Equity	$ 743,711	$ 799,114

Condensed Consolidated Statements of Cash Flow	Twelve Months
	Ended December 31,
	2007 (unaudited)	2006
Net cash provided by operating activities	$ 54,813	$ 37,982

Cash flows from investing activities:
Capital expenditures	(30,088)	(23,856)
Proceeds from property, plant, and equipment disposals	14,705	18,860
Net cash used in investing activities	(15,383)	(4,996)

Cash flows from financing activities:
Net borrowings under credit agreements	15,000	–
Payments under capital lease obligation and notes payable	(35,212)	(194)
Dividends paid	(17,205)	(17,335)
Proceeds from stock option exercises	–	1,503
Excess tax benefits related to share-based compensation	35	102
Payments for purchase of company stock	(10,049)	(6,440)
Net cash used in financing activities	(47,431)	(22,364)

Net increase (decrease) in cash & cash equivalents	$ (8,001)	$ 10,622

Note 1.

In December 2007, the roll wrap portion of our Specialty Products’ business was sold to Cascades Sonoco, Inc., resulting in a pre-tax gain of $1.2 million, which is included in cost of sales for the three and twelve months ended December 31, 2007.  We will continue to manufacture roll wrap and related products for the buyer during a post-closing transition period which expires on July 2, 2008.  Pre-tax restructuring expense related to severance and benefit continuation costs and other associated closure costs was $0.2 million for the three and twelve months ended December 31, 2007.  We have retained the real property at the roll wrap production facilities and intend to sell the property following the completion of the transition period.  Subsequent to the sale of the roll wrap business, asset impairment testing was completed on the remaining net assets, resulting in pre-tax impairment charges of $0.4 million to reduce the carrying values of the remaining net assets to their estimated fair values.  The pre-tax impairment charges are included in cost of sales for the three and twelve months ended

December 31, 2007.  Additional pre-tax closure charges of approximately $0.8 million are expected to be incurred in 2008.

Note 2.

In October 2007, we announced plans to cease Printing & Writing’s papermaking operations at our Groveton, New Hampshire mill.  Papermaking operations ceased in December 2007, and the majority of the papermaking assets were abandoned.  The closure resulted in the elimination of approximately 300 permanent jobs.  The cost of sales for the three and twelve months ended December 31, 2007, includes $38.8 million in pre-tax charges for accelerated depreciation and an adjustment of mill inventory to net realizable value.  Pre-tax restructuring expense related to severance and benefit continuation costs and other associated closure costs was $7.1 million for the three and twelve months ended December 31, 2007.  Additional pre-tax closure charges of approximately $20.4 million are anticipated to be incurred in 2008.

Note 3.

Effective January 1, 2007, we adopted Financial Accounting Standards Board (“FASB”) Staff Position No. AUG AIR-1, “Accounting for Planned Major Maintenance Activities.”  This FSP prohibits companies from recognizing planned major maintenance costs under the “accrue-in-advance” method that allowed the accrual of a liability over several reporting periods before the maintenance is performed.  We have adopted the direct expensing method, under which the costs of planned major maintenance activities are expensed in the period in which the costs are incurred.  The comparative financial statements for 2006 have been adjusted to apply the new method retrospectively, resulting in an increase in net earnings for the three months ended March 31, 2006, of $0.8 million, or $0.02 per basic and diluted share, an increase in net earnings of $0.1 million for the three months ended June 30, 2006, a decrease in net earnings of $0.3 million, or $0.01 per basic and diluted share for the three months ended September 30, 2006, and a decrease of $0.6 million, or $0.01 per basic and diluted share for the three months ended December 31, 2006.

Note 4.

On January 1, 2007, we adopted FASB Interpretation No. 48, “Accounting for Income Tax Uncertainties” (“FIN 48”).  FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority.  The literature provides guidance on the derecognition, measurement and classification of income tax uncertainties, along with any related interest and penalties.  FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of disclosures associated with any income tax uncertainties.  The adoption of FIN 48 did not have a significant impact on our financial statements.

Note 5.

Effective January 1, 2007, we reorganized the various subsidiaries which comprised our operating segments to align more closely with our operating structure.  Each segment is now organized as a single member limited liability company and operates as a direct subsidiary of Wausau Paper Corp.  The new structure allowed us to utilize state net operating loss and credit carryovers of certain subsidiaries for which full valuation allowances had been previously established due to the fact that separate state tax returns were filed under our previous structure.  In the first quarter of 2007, we recorded state income tax benefits of $12.0 million, or $0.24 per basic and diluted share, primarily as a result of the reversal of these valuation allowances.  In the second quarter of 2007, we recorded state income tax charges of $0.4 million, or $0.01 per basic and diluted share, as a result of the recognition of a change in our effective state tax rate from our previous tax structure to our single member limited liability company tax structure.

Note 6.

Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), using the modified prospective application transition method.  The modified prospective application transition method requires that as of the effective date, compensation cost related to share-based payment transactions is recognized as an operating expense in the statement of operations over the requisite service period of the grant based on the grant-date fair value of the award.  Under SFAS 123R, share-based payment awards that are settled in cash continue to be classified as a liability; however, rather than remeasuring the award at the intrinsic value each reporting period, the award is remeasured at its fair value each reporting period until final settlement.  The difference between the liability as previously computed (i.e., intrinsic value) and the fair value of the liability award on January 1, 2006, was $0.4 million net of any related tax effects ($0.7 million pretax), and was recorded as a cumulative effect of a change in accounting principle.

Note 7.

In July 2005, we announced plans to permanently close the sulfite pulp mill at our Brokaw, Wisconsin, facility.  The pulp mill was closed in November 2005 and the related long-lived assets were abandoned.  The cost of sales for the three and twelve months ended December 31, 2006, include pre-tax pulp mill closure charges of $0.2 million and $0.3 million, respectively.  No restructuring expense was incurred during the three months ended December 31, 2006.  Restructuring expense for the twelve months ended December 31, 2006, reflects pre-tax charges of $0.2 million for other associated closure costs.  No charges to cost of sales or restructuring expense related to the pulp mill closure were incurred for the three and twelve months ended December 31, 2007.

Note 8.

Interim Segment Information

We have reclassified certain prior-year interim segment information to conform to the 2007 presentation.  The adjustments and reclassifications are the result of a reporting change, effective January 1, 2007, in accordance with FASB FSP AUG AIR-1 (see Note 3), and as a result of restructuring the assets, operating results, and depreciation, depletion, and amortization of one facility from the Corporate and Unallocated segment to the Towel & Tissue segment (see Note 5).

Wausau Paper’s operations are classified into three principal reportable segments:  Specialty Products, Printing & Writing, and Towel & Tissue, each providing different products.  Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.

Specialty Products produces specialty papers at its manufacturing facilities in Rhinelander, Wisconsin; Mosinee, Wisconsin; and Jay, Maine.  Specialty Products also includes two converting facilities that produce laminated roll wrap and related specialty finishing and packaging products (see Note 1). Printing & Writing produces a broad line of premium printing and writing grades at manufacturing facilities in Brokaw, Wisconsin; and Brainerd, Minnesota.  The Printing & Writing interim segment information also includes the manufacturing facility in Groveton, New Hampshire, which ceased papermaking operations in December 2007 (see Note 2).  Printing & Writing also includes a converting facility that converts printing and writing grades. Towel & Tissue produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the “away-from-home” market. Towel & Tissue operates a paper mill in Middletown, Ohio and a converting facility in Harrodsburg, Kentucky.

Asset information, sales, operating profit, and other significant items by segment is as follows:

(in thousands, except ton data)	December 31,	December 31,
	2007 (unaudited)	2006
Segment assets
Specialty Products	$ 305,083	$ 319,387
Printing & Writing	205,349	243,362
Towel & Tissue	178,214	184,140
Corporate & Unallocated*	55,065	52,225
	$ 743,711	$ 799,114

	Three Months		Twelve Months
	Ended December 31, (unaudited)		Ended December 31,
			2007
	2007	2006	(unaudited)	2006
Net sales external customers
Specialty Products	$ 117,727	$ 116,407	$ 488,343	$ 468,866
Printing & Writing	104,895	110,091	444,516	431,022
Towel & Tissue	81,846	74,032	307,579	288,290
	$ 304,468	$ 300,530	$ 1,240,438	$ 1,188,178

Operating profit (loss)
Specialty Products	$ (2,671)	$ (59)	$ 4,433	$ 4,412
Printing & Writing	(52,028)	(1,843)	(57,415)	(10,975)
Towel & Tissue	10,918	12,534	43,032	44,621
Corporate & Eliminations	147	3,488	(3,817)	1,439
	$ (43,634)	$ 14,120	$ (13,767)	$ 39,497

Depreciation, depletion, and amortization
Specialty Products	$ 5,543	$ 5,657	$ 22,857	$ 23,052
Printing & Writing	37,644	3,107	46,684	12,382
Towel & Tissue	6,364	5,527	24,110	21,533
Corporate & Unallocated	199	249	679	946
	$ 49,750	$ 14,540	$ 94,330	$ 57,913

Tons sold
Specialty Products	90,371	96,524	384,827	394,079
Printing & Writing	81,661	89,962	357,233	354,243
Towel & Tissue	45,982	42,831	174,972	170,750
	218,014	229,317	917,032	919,072

*Segment assets do not include intersegment accounts receivable, cash, deferred tax assets and certain other assets which are not identifiable with the segments.